Exhibit 4.3

SHARE OPTION AGREEMENT

PURSUANT TO

FEDEX CORPORATION

INCENTIVE STOCK PLAN, AS AMENDED,

AND THE FEDEX CORPORATION INCENTIVE STOCK PLAN

2005 INLAND REVENUE APPROVED SUB-PLAN FOR THE UNITED KINGDOM

A SHARE OPTION for a total of         shares of Common Stock, par value $.10 per share, of FedEx Corporation, a Delaware corporation (the “Company”), is hereby granted to         (the “Optionee”), at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Company’s 2005 Inland Revenue Approved Sub-Plan for the United Kingdom (the “Sub-Plan”), which is incorporated herein by reference. This Option is a United Kingdom Inland Revenue approved Option. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Sub-Plan.

1.                                       Exercise Price.  The exercise price is U.S.$         for each share, being one hundred percent (100%) of the Market Value, as determined by the Committee in accordance with the rules of the Sub-Plan, of the Common Stock on the Date of Grant of this Option.

2.                                       Exercise of Option.  This Option shall be exercisable in accordance with provisions of the Sub-Plan as follows:

(i)                                     Schedule of Rights to Exercise.  100% after three years from the Date of Grant.

(ii)                                  Restrictions on Exercise.  This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable Federal, state or foreign securities or other law or regulation.  As a condition to his exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

3.                                       Non-Classification of Option Shares for U. S. Tax Purposes.  Optionee is not a citizen or resident of the United States.  Accordingly, the option shares herein granted are not classified as either incentive stock options or non-qualified options for purposes of United States income tax laws and no loans shall be made pursuant to the Company’s Stock Option Loan Policy in connection with the purchase of such shares or the payment of any taxes related thereto.

4.                                       Transferability of Option.  This Option may not be sold, pledged, assigned, exchanged, encumbered, hypothecated, transferred or disposed of in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the

Optionee only by the Optionee or a duly appointed legal representative.  The terms of this Option shall be binding upon the heirs, personal representatives and successors of the Optionee.

5.                                       Term of Option.  This Option may not be exercised more than ten (10) years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

6.                                       Optionee Acknowledgment.  Optionee acknowledges receipt of copies of the FedEx Corporation Incentive Stock Plan, as amended, and Sub-Plan and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions thereof.  Optionee further represents that neither the Company nor any person acting on behalf of the Company or any subsidiary or affiliate of the Company has advised the Optionee in any manner in respect of this Option or received any fee from the Optionee in connection herewith.  Optionee hereby agrees to accept as binding, conclusive and final for all purposes whatsoever all decisions, determinations or interpretations of the Committee in its sole discretion and judgment upon any questions, disputes or disagreements arising under or as a result of the Plan, the Sub-Plan or this Option.

7.                                       Notices.  Every notice relating to this Option shall be in writing.  All notices to the Company shall be addressed to: FedEx Corporation, Securities and Corporate Law Department, 942 South Shady Grove Road, Memphis, Tennessee  38120, U.S.A.  Notices to the Optionee shall be addressed to the address specified by the Optionee in the space provided at the end of this Agreement.  Either party, by notice to the other, may designate a different address to which notices shall be sent.  Any notice by the Company to the Optionee at his or her last designated address shall be effective to bind the Optionee and any other person who acquires rights or a claim thereto hereunder.

8.                                       This Agreement has been made in and shall be governed and interpreted and construed in accordance with the laws of the State of Tennessee, U.S.A.

Date of Grant:

FEDEX CORPORATION

By:
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

IF YOU ELECT TO ACCEPT THE OPTION, INDICATE YOUR ACCEPTANCE BELOW

I hereby accept the above Option to purchase shares of the Common Stock of the Company in accordance with and subject to the terms and restrictions of the FedEx Corporation Incentive Stock Plan 2005 Inland Revenue Approved Sub-Plan for the United Kingdom, with which I am familiar, and agree to be bound thereby and by the actions of the Compensation Committee and of the Board of Directors.  I also agree that this Option, the letter dated          forwarding this Option, the FedEx Corporation Incentive Stock Plan, as amended, and the FedEx Corporation Incentive Stock Plan 2005 Inland Revenue Approved Sub-Plan for the United Kingdom constitute agreements with the Company in accordance with the terms and provisions thereof.

OPTIONEE

(Number) (Street)

(City)

(Country)

DATE

IF YOU ELECT TO REJECT THE OPTION, INDICATE YOUR REJECTION BELOW

I hereby reject the above Option to purchase shares of the Common Stock of the Company.

OPTIONEE

DATE